UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2023

SABRE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-36422	20-8647322
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

3150 Sabre Drive Southlake, TX	76092
(Address of principal executive offices)	(Zip Code)

(682) 605-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $.01 par value	SABR	The Nasdaq Stock Market LLC
6.50% Series A Mandatory Convertible Preferred Stock	SABRP	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2023, Sabre Corporation (“Sabre”) announced that, effective April 27, 2023, Sean Menke, current Chair of the Board of Directors and Chief Executive Officer (“Chief Executive Officer”) of Sabre, will transition his role as CEO to Kurt J. Ekert, current President of Sabre. Mr. Menke will continue in his role as Sabre’s Executive Chair of the Board, and Mr. Ekert will also retain his title of President. Mr. Ekert has been nominated as a director for election at Sabre’s 2023 Annual Meeting, to be held on April 26, 2023.

Mr. Menke, 54, has served as CEO of Sabre since December 2016 and served as its President from December 2016 through January 2, 2022. He was elected Executive Chair of the Board effective April 28, 2022. Mr. Menke previously served as Sabre’s Executive Vice President and President of Travel Network. Before joining Sabre in October 2015, Mr. Menke served as Executive Vice President and Chief Operating Officer of Hawaiian Airlines from October 2014 to October 2015. From 2013 to 2014, he was Executive Vice President of Resources at IHS Inc., a global information technology company. He served as managing partner of Vista Strategic Group, LLC, a consulting firm, from 2012 to 2013 and from 2010 to 2011. From 2011 to 2012, he served as President and Chief Executive Officer of Pinnacle Airlines, and from 2007 to 2010 as President and Chief Executive Officer of Frontier Airlines. He serves as a director of Waste Management, Inc., a provider of comprehensive waste management environmental services.

Mr. Ekert, 52, has served as President of Sabre since January 2022. Prior to joining Sabre, Mr. Ekert served as President and Chief Executive Officer of Carlson Worldwide Travel (CWT) from 2016 to 2021. Sabre has an agreement with CWT pursuant to which Sabre provides CWT with access to its GDS and pays incentive fees to CWT, and CWT purchases certain products from Sabre. From 2010 to 2015, he served as Executive Vice President and Chief Commercial Officer of Travelport Worldwide Ltd., a distribution services provider for the global travel industry, and from 2006 to 2010, he served as Chief Operating Officer of Gulliver’s Travel Associates (GTA), a division of Travelport. From 2002 to 2006, he served in executive roles of increasing responsibility at Cendant (at then Cendant subsidiaries Travelport and Orbitz Worldwide). Prior to joining Cendant, Mr. Ekert’s experience in the travel industry included a number of senior finance roles at Continental Airlines. He also served four years as an active duty officer in the US Army. Mr. Ekert serves as a director of Passur Aerospace, Inc., a business intelligence company, and a director of ZYTLYN. He previously was Chairman of the US Department of Commerce Travel & Tourism Advisory Board, as well as a director for each of eNett, Carlson Travel Inc., the World Travel & Tourism Council, and the UNGA Global Partnership to End Violence Against Children.

In connection with this transition, Mr. Menke and Sabre GLBL Inc. (the “Company”) have agreed to terminate his existing employment agreement effective as of April 27, 2023 and, to help ensure an orderly and efficient transition of his duties, have entered into an employment agreement, dated February 28, 2023 (the “New Agreement”), which will be effective as of April 27, 2023 (the “New Agreement Effective Date”). Pursuant to the New Agreement, during the period (the “Executive Transition Period”) effective on the New Agreement Effective Date through May 16, 2025 (the “Termination Date”), Mr. Menke will initially serve as Executive Chair of Sabre and then, pursuant to notice as described below, as Special Advisor to the CEO and Board of Directors of Sabre (“Special Advisor”), with such reasonable duties and responsibilities as are assigned to Mr. Menke by both the Board of Directors of Sabre (as Executive Chair) and the Board of Directors of Sabre and the CEO (as Special Advisor). Under the New Agreement, Mr. Menke may elect to transition from Executive Chair to Special Advisor upon at least 30 days’ prior written notice to the Company. In addition, upon the approval of at least a majority of the independent members of Sabre’s Board of Directors, the Company may elect to have Mr. Menke transition from Executive Chair to Special Advisor upon at least 30 days’ prior written notice to him. Upon the effective date of Mr. Menke’s transition to Special Advisor, Mr. Menke has agreed to retire or resign from the Board of Directors of Sabre. Under the New Agreement, Mr. Menke waives any claims for payments under Sabre’s Executive Severance Plan (the “Executive Severance Plan”) or any other severance policy or contract term under his prior employment agreement and confirms that as of the New Agreement Effective Date, he is no longer eligible to participate in the Executive Severance Plan or any other severance programs offered by Sabre. During the Executive Transition Period, Mr. Menke’s annual base salary will be $750,000 when he is serving as Executive Chair and $25,000 a month when he is serving as Special Advisor, which will continue to be an employee position, with all payments subject to applicable withholdings and deductions. In connection with his continued service as Executive Chair at the beginning of the Executive Transition Period, Sabre has agreed to grant Mr. Menke on May 15, 2023 (the “Grant Date”) a one-time equity award under the Sabre Corporation Omnibus Incentive Compensation Plan (the “Plan”) with an aggregate grant date value of $2,000,000 (the “Executive Chair Award”), which will take the form of time-based restricted stock units. The Executive Chair Award will vest in two approximately equal annual installments on the first two anniversary dates of the Grant Date, subject to Mr. Menke’s remaining in his position of Executive Chair at least through the date of Sabre’s Annual Stockholders’ Meeting in 2024 (currently anticipated to be held on April 24, 2024); provided, however, that in the event Sabre’s Annual Stockholders’ Meeting in 2024 is postponed past April 30, 2024, he will only be required to remain in the Executive Chair position until April 24, 2024 (the date through which he must remain Executive Chair, the “2024 Date”). If Mr. Menke elects to leave the Executive Chair role on or before the 2024 Date, he will forfeit the Executive Chair Award in its entirety, except in the event of death or Change in Control (as defined in the Plan), as described below. If either (1) Mr. Menke remains in the Executive Chair role through the 2024 Date or (2) the Board of Directors changes Mr. Menke’s status to Special Advisor prior to the 2024 Date, then unless Mr. Menke is terminated for Cause (as defined under the Executive Severance Plan), he will continue to vest in the entirety of the Executive Chair Award during the remainder of the Executive Transition Period. The Executive Chair Award will become fully vested in the event of Mr. Menke’s termination of employment on account of death or in the event of a Change in Control of Sabre. Mr. Menke will be eligible to receive a pro-rated annual incentive payment with respect to actual fiscal year 2023 performance, as determined by the Compensation Committee, for his service as CEO under his prior employment agreement. He will not otherwise be eligible to participate in any of Sabre’s or the Company’s bonus or incentive plans during the Executive Transition Period. His outstanding long-term incentive grants will continue to vest during the Executive Transition Period in accordance with their terms, but beginning on the New Agreement Effective Date, except as described above, he will not be entitled to receive any future grants pursuant to any long-term incentive plan or program of Sabre or the Company. During the Executive Transition Period, Mr. Menke will be eligible to participate in Sabre’s employee benefit plans, policies and other perquisite programs provided to other senior executives of Sabre and that he was eligible to receive under his prior employment agreement. The New Agreement confirms that he is subject to the post-employment obligations of non-competition, non-solicitation and non-disclosure for 24 months, which will begin to run at the commencement of the Executive Transition Period, in exchange for his waiver and release of any claims for payments under the Executive Severance Plan or his prior employment agreement. The Company has agreed that it will not terminate Mr. Menke’s employment during the Executive Transition Period unless and only if at least a majority of the independent members of Sabre’s Board of Directors determine that there is Cause (as defined in the Executive Severance Plan). A termination for Cause would immediately end Mr. Menke’s right to receive payments as outlined under the New Agreement and would end his participation in any Sabre benefit programs. This description of the New Agreement does not purport to be a complete description of the rights and obligations of the parties and is subject to, and qualified in its entirety by, the New Agreement, a copy of which is included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference.

In connection with his election as CEO and President, Mr. Ekert received an offer letter (the “Offer Letter”), dated February 28, 2023 and which will be effective as of April 27, 2023. The Offer Letter provides that, in his role as CEO and President, Mr. Ekert will report directly to Sabre’s Board of Directors. Under the terms of the Offer Letter, Mr. Ekert’s initial base salary will be $900,000 per year. As a participant in Sabre’s annual incentive plan, Mr. Ekert will be eligible for an annual bonus payment, with an annual target of 135% of his base salary; provided that in respect of 2023 his annual target will be pro-rated such that his former target percentage of his base salary will apply with respect to the first four months of the calendar year, and his new and continuing target percentage will apply for the last eight months of the calendar year. Subject to Board of Directors or Compensation Committee approval, he will also be eligible to receive an equity award with a grant-date value of up to $5,500,000 to be granted on or about May 15, 2023. Mr. Ekert will continue to receive relocation assistance, and he will be eligible to participate in Sabre’s employee benefit plans, policies and other compensation and perquisite programs as may be in effect from time to time. Mr. Ekert will continue to be eligible to participate in the Executive Severance Plan as a “Level 1 Employee.” Mr. Ekert is also subject to the terms of an Executive Confidentiality and Restrictive Covenants Agreement. This description of the Offer Letter does not purport to be a complete description of the rights and obligations of the parties and is subject to, and qualified in its entirety by, the Offer Letter, a copy of which is included as Exhibit 10.2 to this Current Report on Form 8-K and incorporated by reference.

Item 7.01	Regulation FD Disclosure

The Company issued a press release on March 1, 2023 announcing the executive transition described in Item 5.02 above, which is furnished as Exhibit 99.1 to this report.

The information in this Item 7.01 and Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. This information shall not be deemed to be incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference to such disclosure in this Form 8-K in such a filing.

Item 9.01.	Exhibits

(d)    Exhibits

10.1	Employment Agreement by and between the Company and Sean Menke, dated February 28, 2023.

10.2	Offer Letter by and between Sabre and Kurt Ekert, dated February 28, 2023.

99.1	Press Release, dated March 1, 2023.

104	Cover Page Interactive Data File—formatted as Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sabre Corporation

Dated: March 1, 2023	By:	/s/ Shawn Williams
	Name: Title:	Shawn Williams
Executive Vice President and Chief People Officer